                                [BDO LETTERHEAD]

                                                                    EXHIBIT 23.2



                         INDEPENDENT AUDITOR'S CONSENT



We consent to the use in this Amendment No. 3 to Registration Statement No. . 333-82617 of Venture Holdings Company LLC (formerly Venture Holdings Trust) of our report dated December 18, 1998, except for the adjustments according to U.S. GAAP (see Note 2), as to which the date is April 26, 1999, appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

Dusseldorf
October 21, 1999



BDO International GmbH
Wirtschaftsprufungsgesellschaft


/s/ F. Nehles        /s/ D. Rosenbaum
--------------       -----------------
Dr. F. Nehles        Dr. D. Rosenbaum
Wirtschaftsprufer    Wirtschaftsprufer